Exhibit 2

Suite 1120, Cathedral Place,

925 West Georgia Street

Vancouver, British Columbia, Canada V6C 3L2

Tel: (604) 687-6600

Toll Free: 1-888-411-GOLD

Fax: (604) 687-3932

Email: info@aurizon.com

www.aurizon.com

Toronto Stock Exchange Ticker Symbol – ARZ NYSE MKT Ticker Symbol – AZK U.S. Registration (File 001-31893) News Release Issue No. 8 - 2013

February 15, 2013

FOR IMMEDIATE RELEASE

NEW DRILL RESULTS HIGHLIGHT THE POTENTIAL TO EXTEND THE PRINCIPAL ZONE AT THE CASA BERARDI MINE

Aurizon Mines Ltd. (TSX: ARZ; NYSE MKT: AZK) is pleased to report exploration drill results east of the Principal Zone within Zone 134 at its Casa Berardi Mine in north-western Quebec.

The objective of this drill program, which concluded in 2012, was to investigate the immediate extension of the Principal Zone eastward, along the Casa Berardi Fault. The program was focused between surface and a depth of 300 metres, approximately 1.2 kilometres east of the West Mine shaft, and was comprised of 54 holes for a total of 22,587 metres of drilling from both surface and underground. The holes are located between sections 12700 and 13550. Zone 134 has been outlined by historic holes over an area of approximately 500 metres along strike.

This news release focuses on results from the 19 holes that intersected the Casa Berardi fault.

Five of the 19 holes returned intervals with a metal factor (true width in metres x the grade in grams of gold per tonne) of 15 or higher of which four were between surface and to a depth of 165 metres. This suggests lateral continuity of the lenses in the trend along the Casa Berardi fault to a depth of 300 metres in close proximity of the Principal Zone.

The remaining 35 holes were drilled at least 200 metres north of the Casa Berardi Fault and intersected the Principal Zone structure. These results indicate that mineralization can been found along oblique structures north of the Casa Berardi Fault which may allow the Principal Pit outline to be extended.

“These results are encouraging as they suggest further open pit and underground potential at the Principal Zone along the Casa Berardi fault.” said George Paspalas, President and CEO of Aurizon Mines. He added, “These results will also allow us to target additional drilling with the potential to increase resources at the mine near existing reserves. The program will also include infill drilling with the objective of confirming continuity of mineralization across the potentially expanded pit area.”

The best results are:

Hole

CBS-12-478	7.7 grams of gold per tonne over 4.2 metres

CBS-12-486	1.7 grams of gold per tonne over 96.3 metres including 4.8 grams of gold per tonne over 7.2 metres

CBS-12-488	52.9 grams of gold per tonne over 3.6 metres including 148.1 grams of gold per tonne over 1.1 metres; 1.4 grams of gold per tonne over 10.6 metres, 3.4 grams of gold per tonne over 2.4 metres

CBS-12-527	1.5 grams of gold per tonne over 10.6 metres

CBP-12-414	5.9 grams of gold per tonne over 2.8 metres

Note: All intersections represent true width. Complete results are shown in the attached tables.

News Release – February 15, 2013 New Drill Results Highlight the potential to extend the Principal Zone at the Casa Berardi Mine	P a g e | 2

In Zone 134, gold mineralization occurs in quartz veins, stockworks and disseminated sulphide bearing structures. The mineralization is located close to the Casa Berardi fault in a volcanic-sedimentary environment.

“The outline of a new mineralized system within Zone 134 supports the potential for continuity of mineralization toward the east, in an area that had not previously been thoroughly investigated. Based on these new results and our current understanding, we are optimistic that clusters of mineralized lenses and new resources can be found with additional drilling.” said Gilles Carrier P. Eng., Principal Exploration Geologist, Casa Berardi Mine.

Outlook

Based on these results and given that Zone 134 is open laterally in every direction and at depth, an infill program has been initiated to confirm the best results and tighten the spacing to 50 metres. In addition, a drill rig is currently conducting step-out drilling along the western extension of the East Mine Pit centered on section 14600.

Quality Control and Qualified Person

Core assays are performed on core sawed in half, with standard fire assay procedures and atomic absorption finition. Certified reference material, duplicate and blanks are inserted in the sample sequence for quality control. Assay checking on pulp and coarse rejects are carried out on approximately 5% of samples. Additional information on Quality Assurance and Quality Control (“QA/QC”) can be found in the ‘Technical Report on the Casa Berardi Mine”, dated March 28, 2011 which can be found under Aurizon’s profile on www.sedar.com. Primary exploration assaying was performed at the mine site laboratory and at Swastica lab in Ontario. The QA/QC program is performed at ALS Chemex lab in Val d’Or.

Information of a scientific or technical nature included in this release has been prepared under the supervision of Gilles Carrier, P. Eng., Principal Exploration Geologist of Aurizon and Qualified Person under NI 43-101.

Additional information

The attached sketch shows the location of the Principal and 134 Zones of the Casa Berardi property.

About Aurizon

Aurizon is a gold producer with a growth strategy focused on developing its existing projects in the Abitibi region of north-western Quebec, one of the world’s most favourable mining jurisdictions and prolific gold and base metal regions, and by increasing its asset base through accretive transactions. Aurizon shares trade on the Toronto Stock Exchange under the symbol “ARZ” and on the NYSE MKT under the symbol “AZK”. Additional information on Aurizon and its properties is available on Aurizon’s website at www.aurizon.com.

FOR MORE INFORMATION CONTACT:

Aurizon Mines Ltd.

George Paspalas, President & CEO – 604-687-6600

Martin Bergeron, Vice President Operations – 819-874-4511

Investor Relations: Jennifer.north@aurizon.com

Telephone: 604-687-6600 Fax: 604-687-3932

Toll Free: 1-800-411-GOLD (4653)

Email: info@aurizon.com Website: www.aurizon.com

News Release – February 15, 2013 New Drill Results Highlight the potential to extend the Principal Zone at the Casa Berardi Mine	P a g e | 3

FORWARD LOOKING STATEMENTS AND INFORMATION

This news release contains “forward-looking statements” and “forward-looking information” within the meaning of applicable securities regulations in Canada and the United States (collectively, “forward-looking information”). The forward-looking information contained in this news release is made as of the date of this news release. Except as required under applicable securities legislation, the Company does not intend, and does not assume any obligation, to update this forward-looking information. Forward-looking information includes, but is not limited to, statements with respect to the potential extension of the Principal Zone, the continuity of lenses in the trend of the Casa Berardi fault down to 300 metres in close proximity of the Principal Zone, the possibility to find new mineralized lenses and resources with additional drilling, the effect of additional drilling on mineral reserve and mineral resource estimates, the, anticipated effect of completed drill results on the Casa Berardi project, planned work programs, strategic plans and expected outcomes. Often, but not always, forward-looking information can be identified by the use of words such as “plans”, “expects, “is expected”, “budget”, “scheduled”, “estimates”, forecasts”, “intends”, “anticipates”, or “believes”, or the negatives thereof or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “would”, “might”, or “will” be taken, occur or be achieved.

The forward-looking information contained in this news release is based on certain assumptions that the Company believes are reasonable, including that exploration results will be consistent with management’s expectations, that the current price of and demand for gold will be sustained or will improve, that the supply of gold will remain stable, that the general business and economic conditions will not change in a material adverse manner, that financing will be available if and when needed on reasonable terms and that the Company will not experience any material accident, labour dispute, or failure of plant or equipment.

However, forward-looking information involves known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking information. Such factors include, among others, conclusions of economic evaluations, the risk that actual results of exploration activities will be different than anticipated, that cost of labour, equipment or materials will increase more than expected, that the future price of gold will decline, that the Canadian dollar will strengthen against the U.S. dollar, that actual costs or actual results of reclamation activities are greater than expected, that changes in project parameters as plans continue to be refined may result in increased costs, of unexpected variations in mineral resources and reserves, grade or recovery rates, of failure of plant, equipment or processes to operate as anticipated, of accidents, labour disputes and other risks generally associated with mining, unanticipated delays in obtaining governmental approvals or financing or in the completion of development or construction activities, as well as those factors and other risks more fully described in Aurizon’s Annual Information Form filed with the securities commission of all of the provinces and territories of Canada and in Aurizon’s Annual Report on Form 40-F filed with the United States Securities and Exchange Commission, which are available on Sedar at www.sedar.com and on Edgar at www.sec.gov. Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking information, there may be other factors that cause actions, events or results to not be as anticipated, estimated or intended. There can be no assurance that forward-looking information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Readers are cautioned not to place undue reliance on forward-looking information due to the inherent uncertainty thereof.

CAUTIONARY NOTE TO US READERS

As a Canadian reporting issuer, the Company is subject to rules, policies and regulations issued by Canadian regulatory authorities and is required to provide detailed information regarding its properties including mineralization, drilling, sampling and analysis, security of samples and mineral resource and mineral reserve estimates. The Company is required to describe mineral reserves associated with its properties utilizing Canadian Institute of Mining, Metallurgy and Petroleum (“CIM”) definitions of “proven” or “probable”, which categories of reserves are recognized by Canadian regulations but differ from those definitions recognized by the United States Securities and Exchange Commission (“SEC”). Further, the Company is required to describe mineral resources associated with its properties utilizing CIM definitions of “measured”, “indicated” or “inferred”, which categories of resources are recognized by Canadian regulations but are not recognized by the SEC.

The SEC allows mining companies, in their filings with the SEC to disclose only those mineral deposits they can economically and legally extract or produce. Accordingly, information contained in this News Release regarding our mineral deposits may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations of the Commission thereunder.

U.S. readers are cautioned that while the term “indicated” resources is recognized and required by Canadian regulations, the SEC does not recognize it. U.S. investors are cautioned not to assume that any part or all of mineral deposits in this category will ever be converted into mineral reserves.

U.S. readers are cautioned that while the term “inferred” resources is recognized and required by Canadian regulations, the SEC does not recognize it. “Inferred resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an Inferred Mineral Resource will ever be upgraded to a higher category. Under Canadian rules, estimates of Inferred Mineral Resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. U.S. investors are cautioned not to assume that part or all of an inferred resource exists, or is economically or legally mineable.

News Release – February 15, 2013 New Drill Results Highlight the potential to extend the Principal Zone at the Casa Berardi Mine	P a g e | 4

Table 1: Zone 134

Hole	Section	From (metres)	To (metres)	Length Along the hole (metres)	True Width (metres)	Gold Grade (grams/tonne)
CBS-12-477	12800	176.0	177.0	1.0	0.7	2.1
CBS-12-478	12900	131.5	138.2	6.7	4.2	7.7
CBS-12-482	13000	195.1	210.0	14.9	10.0	0.6
CBS-12-484	13100					NS
CBS-12-486	13200	57.0	220.0	163	96.3	1.7
	including	69.0	82.0	13.0	7.2	4.8
CBS-12-488	13300	105.5	109.5	4.0	3.6	52.9
	including	105.5	106.9	1.4	1.1	148.1
		127.5	141.0	13.5	10.6	1.4
		151.8	154.9	3.1	2.4	3.4
CBS-12-490	13400	111.0	112.4	1.4	1.0	1.1
CBS-12-491	13500	221.6	223.0	1.4	1.1	1.3
CBS-12-527	13250	166.5	183.0	16.5	10.6	1.5
CBS-06-246	12950	408.0	408.7	0.7	0.5	5.0
CBS-06-247	12825	504.0	506.9	2.9	2.1	1.3
CBS-04-099	13200					NS
CBS-03-078	13400					NS
CBP-0380	13300					NS
CBP-0412	13000	267.8	268.6	0.8	0.8	5.6
CBP-0413	13300					NS
CBP-0414	13300	231.0	235.5	4.5	2.8	5.9
CBP-0503	13400	201.8	202.5	0.7	0.7	2.0
CBP-0504	13400					NS

NS: No significant value

News Release – February 15, 2013 New Drill Results Highlight the potential to extend the Principal Zone at the Casa Berardi Mine	P a g e | 5

Table 2: Principal Zone (North of the Casa Berardi Fault)

Hole Id	Section	From (metres)	To (metres)	Length Along the Hole (metres)	True Width (metres)	Gold Grade (grams/tonne)
CBS-11-450	13400					NS
CBS-11-449	13050	52.1	53.8	1.7	1.0	3.7
CBS-11-447	13025	288.0	291.6	3.6	2.4	1.0
CBS-11-390	12975	282.4	292.5	10.1	7.6	7.6
CBS-11-389	12825	133.5	143.2	9.7	6.4	3.5
CBS-11-388	12875	129.0	156.3	27.3	18.7	0.4
CBS-11-384	12925	279.0	285.0	6.0	4.2	4.5
CBS-11-383	12925	129.0	132.6	3.6	2.7	14.0
CBS-11-383	12925	237.0	240.0	3.0	2.4	0.7
CBS-11-382	12975	148.0	150.8	2.8	2.4	3.1
CBS-10-381	13225	130.4	138.5	8.1	4.7	2.4
CBS-10-380	13075	170.3	178.6	8.3	5.6	1.4
CBS-10-379	13000	241.5	253.5	12.0	7.5	1.3
CBS-10-378	13150	137.6	153.5	15.9	11.0	0.9
CBS-10-377	13500	241.5	247.5	6.0	3.8	1.3
CBS-10-361	12800					NS
CBS-10-360	12775	129.4	180.0	50.6	30.6	2.9
CBS-10-359	12750	121.7	163.6	41.9	25.0	2.2
CBS-10-358	12725	118.0	187.6	69.6	39.2	2.4
CBS-10-357	12725	218.6	239.1	20.5	10.9	4.3
CBS-08-288	13050					NS
CBS-08-287	13050					NS
CBP-0411	13000					NS
CBP-0456	13000					NS
CBP-0455	13000	118.5	133.0	14.5	12.6	1.2
CBP-0454	13000					NS
CBP-0453	13000	147.3	148.0	0.7	0.6	9.3
CBP-0452	13000	181.5	183.0	1.5	1.5	1.8
CBP-0451	13000	27.0	27.9	0.9	0.9	1.2
CBP-0044	12725	61.0	73.0	12.0	7.7	2.7
CBP-0043	12725	18.8	23.0	4.2	3.5	8.3
CBP-0042	12725	146.8	148.5	1.7	1.4	21.8

NS: No significant value

South Domain

Holes CBS-08-285, CBS-08-286, and CBS-10-369 returned no significant values

W
4 km
E
West Mine & 113 Area
118-123 & Principal Zone
East Mine Area
P. Crown Pillar
P. Underground
280m Track Drift
See Inset Below
E. Crown Pillar
E. Underground
152
CHERTY
160
-400m
-800m
4600m
4200m
3800m
550m Track Drift
810m Exp. Drift
1010m Trolley Drift
10400E
12000E
13600E
15200E
0
0.5 km
Proven & Probable Reserves
Measured & Indicated Resources
Inferred Resources
Past Production
Existing Infrastructure
Proposed Development
Composite Longitudinal Section
148.1/1.1
7.7/4.2
1.7/96.3
incl. 4.8/7.2
1.2/30.7
3.0/27.7
1.0/15.4
2.2/11.9
1.5/10.6
1.1/27.3
1.1/35.8
280m Track Drift
-200m
-400m
-800m
Principal Zone
5.9/2.8
12800E
13200E
0
100m
Longitudinal Section
East of Principal Area
(Casa Berardi Fault)
11000N
10000N
9000N
11000E
12000E
13000E
14000E
15000E
16000E
West Ramp
West Shaft
Principal Pit
Proposed Outline
Casa Berardi Fault
EMCP Pit
Proposed Outline
160 Pit
Proposed Outline
East Shaft
East Ramp
Process Plant
Extension of Zone 134
(Along the Casa Berardi Fault)
New Zone
Potential Area
Mining Lease
Zones
Fault
Volcanics
Conglomerate
Graphitic Wacke-mudrock
Graphitic Sediment
Iron Formation
0
0.5km
Surface Geology
Hole Reported
New hole - intercept ≥3g/t and/or metal factor ≥15
Historical hole - intercept ≥3g/t and/or metal factor ≥15
New Aurizon hole
Historical hole
2.4/15.0=grams per tonne gold / metres (true width)
Metal Factor = grade x width
AURIZON
MINES LTD.
CASA BERARDI GOLD MINE
Composite Longitudinal Section & Plan View
Follow Up Drilling East of the Principal Zone
February 15, 2013

Reference: News Release Issue No. 8 - 2013